EXHIBIT 16.1

ANDERSEN ANDERSEN & STRONG, L.C.

Certified Public Accountants and Business Consultants

941 East 3300 South

Suite 202

Salt Lake City, Utah 84106

Telephone 801 486-0096

Fax 801 486-0098

December 30, 2002

U.S. Securities and Exchange Commission

Washington, D.C. 20549

Gentlemen:

We acknowledge receipt of a copy of the disclosures set forth in the annual report of Boston Pacific Medical, Inc. on Form 10-KSB for the year ended December 31, 2001 (Commission File No. 1-1115) under the heading "Item 8. Change in and Disagreements with Accountants on Accounting and Financial Disclosure." In accordance with Item 304(a)(2)(ii)(D) of Regulation S-B promulgated by the SEC, this letter will confirm that we have reviewed the disclosure set forth in the proposed filing and we reasonably believe that no new information or clarification of the expression of your views as set forth therein is required, and we agree with the statements made in response to Item 304 set forth in the proposed filing.

Sincerely,

/s/ Andersen Andersen & Strong, L.C.